UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________________________________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
____________________________________________________________

Date of Report (Date of earliest event reported): December 31, 2013

SPHERIX INCORPORATED
(Exact Name of Registrant as Specified in Charter)

Delaware	0-5576	52-0849320
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7927 Jones Branch Drive, Suite 3125 Tysons Corner, VA	22102
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (703) 992-9260

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ITEM 2.01 ITEM 3.02	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT. COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS. UNREGISTERED SALES OF EQUITY SECURITIES.

On December 31, 2013, Spherix Incorporated (the “Company”), through its wholly owned subsidiary, Spherix Portfolio Acquisition II, Inc. (“Acquisition Sub”) entered into its second agreement to acquire certain patents from Rockstar Consortium US LP (“Rockstar”).  The Company acquired a suite of 101 patents pursuant to a Patent Purchase Agreement (the “Purchase Agreement” and the transaction, the “Patent Acquisition”) in several technology families, including data, optical and voice technology.  The patents provide the Company rights to develop and commercialize products as well as enforcement rights for past, present and future infringement (the “Rockstar Patents”).   In July 2013, the Company acquired its first Rockstar portfolio when it acquired seven patents from Rockstar in mobile communications.  The Company has and commenced several lawsuits, including against Vtec and Uniden, for patent infringement.  Rockstar is the holder of approximately 4,000 patents formerly owned by Nortel Networks.

The Company issued $60 million of its securities at an issuance price of $8.35 per share of common stock (or 100% of the closing bid price on the date prior to issuance) for the Rockstar Patents.  The Company issued (i) 199,990 shares of common stock, per value $0.0001 per share (the “Common Stock”), (ii) 459,043 shares of Series H Convertible Preferred Stock, par value $0.0001 per share (the “Series H Preferred Stock”) and (iii) 119,760 shares of Series I Convertible Redeemable Preferred Stock, par value $0.0001 per share (the “Series I Preferred Stock” and, collectively with the shares of Common Stock and Series H Preferred Stock, the “Securities”).  Additionally, Rockstar is entitled to a participation in future recoveries under the Rockstar Patents after the Company receives 100% return on the value of the issued Securities (i.e., $120 million).

The Securities are subject to a Lockup Agreement, restricting the transfer of the Securities for the period beginning on the closing date of the Patent Acquisition and ending on the earlier of (i) such date that Rockstar holds less than 2% of the Company’s outstanding Common Stock on an “as converted” basis and (ii) twelve months from the closing date of the Patent Acquisition, provided that Rockstar shall be entitled to sell securities of the Company in an amount up to (i) 15% of the of the 30 day average daily volume of the Company’s Common Stock for the period ending on the trading day immediately prior to such sale and (ii) 20% of the 30 day average daily volume of the Company’s Common Stock for the period ending on the trading day prior to the date of such sale in the event that the volume weighted average price (“VWAP”) of the Common Stock is at least $17.00 per share.  Rockstar may sell the Securities without restriction (i) in the event the VWAP of the Company’s Common Stock is at least $20.00 per share or (ii) on any day in which at least 1,000,000 shares have traded at a weighted average price of at least $15.00 per share, provided that Rockstar does not offer or sell such shares for a price that is less than $15.00 per share. Additionally, Rockstar shall be restricted from transferring or selling any securities of the Company for an additional 180 day period following the occurrence of certain Company events (but not more than two such Company events), including the consummation of a public offering in which the Company receives gross proceeds of at least $5 million and the announcement of any material acquisition.

The Company has agreed to file a “resale” registration statement with the Securities and Exchange Commission (the “SEC”) covering all shares of Common Stock and shares of Common Stock into which the Series H Preferred Stock and Series I Preferred Stock are convertible, within 30 days of the closing of the Patent Acquisition. In the event that (i) the Company fails to file the registration statement by February 3, 2013 or (ii) such registration statement is not declared effective by the SEC within sixty (days) after its filing, then in either such case the Company shall issue to Rockstar such number of shares of Common Stock as is equal to five (5%) percent of the number of shares of Common Stock and Series H Preferred Stock (taken together) issued to Rockstar in the Patent Acquisition.

The Company on December 31, 2013 issued approximately $1.7 million of Common Stock to Rockstar.  Following issuance of the Common Stock to Rockstar, and as a result of conversions of various series of the Company’s preferred stock issued to various third parties prior to the Patent Acquisition. The Company on December 31, 2013 had 3,569,895 shares of its Common Stock outstanding, of which Rockstar currently owns approximately 9.99%.

The Company on December 31, 2013 issued approximately $38.3 million of Series H Preferred Stock to Rockstar.  Each share of Series H Preferred Stock is convertible into ten (10) shares of the Company’s Common Stock and has a stated value of $83.50. The conversion ratio is subject to adjustment in the event of stock splits, stock dividends, combination of shares and similar recapitalization transactions. The Company is prohibited from effecting the conversion of the Series H Preferred Stock to the extent that, as a result of such conversion, the holder beneficially owns more than 4.99% (which may be increased to 9.99% and subsequently to 19.99%, each upon 61 days’ written notice to the Company), in the aggregate, of the issued and outstanding shares of the Company’s Common Stock calculated immediately after giving effect to the issuance of shares of Common Stock upon the conversion of the Series H Preferred Stock. Holders of the Series H Preferred Stock shall be entitled to vote on all matters submitted to the Company’s stockholders and shall be entitled to the number of votes equal to the number of shares of Common Stock into which the shares of Series H Preferred Stock are convertible, subject to applicable beneficial ownership limitations.  The Series H Preferred Stock provides a liquidation preference of $83.50 per share.

The Company on December 31, 2013 issued approximately $20 million of Series I Preferred Stock to Rockstar.  Each share of Series I Preferred Stock is convertible into twenty (20) shares of the Company’s Common Stock and has a stated value of $167. The conversion ratio is subject to adjustment in the event of stock splits, stock dividends, combination of shares and similar recapitalization transactions. The Company is prohibited from effecting the conversion of the Series I Preferred Stock to the extent that, as a result of such conversion, the holder beneficially owns more than 4.99% (which may be increased to 9.99% and subsequently to 19.99%, each upon 61 days’ written notice to the Company), in the aggregate, of the issued and outstanding shares of the Company’s Common Stock calculated immediately after giving effect to the issuance of shares of Common Stock upon the conversion of the Series I Preferred Stock.  Holders of the Series I Preferred Stock shall be entitled to vote on all matters submitted to the Company’s stockholders and shall be entitled to the number of votes equal to the number of shares of Common Stock into which the shares of Series I Preferred Stock are convertible, subject to applicable beneficial ownership limitations.  The Series I Preferred stock provides for a liquidation preference of $167 per share.

The Series I Preferred Stock has a mandatory redemption date of December 31, 2015 as to 100% of the Series I Preferred Stock then outstanding and partial mandatory redemptions prior thereto, requiring a minimum of 25% of the total number of shares of Series I Preferred Stock issued to be redeemed (less the amount of any conversions occurring prior thereto) on or prior to each of June 30, 2014, December 31, 2014, June 30, 2015 and December 31, 2015 (each, a “Partial Redemption Date” and each payment, a “Redemption Payment”).  On each Partial Redemption Date, the Company is required to pay Rockstar a Redemption Payment equal to the lesser of (i) such number of shares of Series I Preferred Stock as have a stated value of $5,000,000; or (ii) such number of shares of Series I Preferred Stock as shall, together with all voluntary and mandatory redemptions and conversions to Common Stock occurring prior to the applicable Partial Redemption Date, have a stated value of $5,000,000; or (iii) the remaining shares of Series I Preferred Stock issued and outstanding if such shares have a stated value of less than $5,000,000, in an amount of cash equal to its stated value plus all accrued but unpaid dividends, distributions and interest thereon, unless Rockstar, in its sole discretion, elects to waive such Redemption Payment or convert such shares (or a portion thereof) into Common Stock.  No interest or dividends are payable on the Series I Preferred Stock unless the Company fails to make the first $5,000,000 Partial Redemption Payment due June 30, 2014, then interest shall accrue on the outstanding stated value of all outstanding shares of Series I Preferred Stock at a rate of fifteen (15%) per annum from January 1, 2014.  The Company’s obligations to pay the Redemption Payments and any interest payments in connection therewith are secured pursuant to the terms of a Security Agreement under which the Rockstar Patents serve as collateral security.  No action can be taken under the Security Agreement unless the Company has failed to make a second redemption payment of $5,000,000 due December 31, 2014.  The Security Agreement contains additional usual and customary “Events of Default” (as such term is defined in the Intellectual Property Security Agreement) under which Rockstar can take action, including a sale to a third party or reduction of secured amounts via transfer of the Rockstar Patents to Rockstar.

Additionally, in the event the Company consummates a Fundamental Transaction (as defined in the Certificate of Designation of Preferences, Rights and Limitations of Series I Convertible Preferred Stock), the Company shall be required to redeem such portion of the outstanding shares of Series I Preferred Stock as shall equal (i) 50% of the net proceeds of the Fundamental Transaction after deduction of the amount of net proceeds required to leave the Company with cash and cash equivalents on hand of $5,000,000 and up until the net proceeds leave the Company with cash and cash equivalents on hand of $7,500,000 and (ii) 100% of the net proceeds of the Fundamental Transaction thereafter.

The shares of Series H Preferred Stock and Series I Preferred Stock are not immediately convertible and do not possess any voting rights until such time as the Company has obtained stockholder approval of the issuance, pursuant to NASDAQ Listing Rule 5635.  The Company has agreed to use its reasonable best efforts to obtain such stockholder approval on or prior to March 31, 2014.  In connection with the foregoing, the Company entered into separate Voting and Support Agreements with various stockholders holding in excess of 50.1% of the Company’s voting capital pursuant to which the stockholder agreed to vote in favor of the Purchase Agreement and the transactions contemplated thereunder (including the issuances of securities in consideration for the acquisition of assets, pursuant to NASDAQ Listing Rule 5635) at a meeting called therefor or by written consent.

The foregoing description of the Series H Preferred Stock and Series I Preferred Stock does not purport to be complete and is qualified in its entirety by reference to the complete text of (i) the Certificate of Designation of Preferences, Rights and Limitations of Series H Convertible Preferred Stock, which is filed as Exhibit 3.1 hereto;(ii) the Certificate of Designation of Preferences, Rights and Limitations of Series I Convertible Preferred Stock which is filed as Exhibit 3.2 hereto, and (iii) the Form of Voting and Support Agreement which is filed as Exhibit 10.1 hereto, each of which is incorporated herein by reference.

The shares of Common Stock, Series H Convertible Preferred Stock and Series I Convertible Preferred Stock were issued to an “accredited investor,” as such term is defined in the Securities Act of 1933, as amended (the “Securities Act”) and were offered and sold in reliance on the exemption from registration afforded by Section 4(a)(2) and Regulation D (Rule 506) under the Securities Act and corresponding provisions of state securities laws.

ITEM 5.03	AMENDMENTS TO ARTICLES OF INCORPORATION OR BYLAWS; CHANGE IN FISCAL YEAR END.

On December 31, 2013, the Company filed a Certificate of Designation of Preferences, Rights and Limitations of Series H Convertible Preferred Stock authorizing the issuance of up to 459,043 shares of Series H Preferred Stock.

On December 31, 2013, the Company filed a Certificate of Designation of Preferences, Rights and Limitations of Series I Convertible Preferred Stock authorizing the issuance of up to 119,760 shares of Series I Preferred Stock.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(d)           Exhibits.

The exhibit listed in the following Exhibit Index is furnished as part of this Current Report on Form 8-K.

Exhibit No.	Description
3.1	Form of Certificate of Designation of Preferences, Rights and Limitations of Series H Convertible Preferred Stock
3.2	Form of Certificate of Designation of Preferences, Rights and Limitations of Series I Convertible Preferred Stock
10.1	Form of Voting and Support Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date:  January 2, 2014

SPHERIX INCORPORATED

/s/ Anthony Hayes
Name: Anthony Hayes
Title: Chief Executive Officer